                                                                      EXHIBIT 12


                                COTTER & COMPANY

          SCHEDULE OF COMPUTATION FOR FIXED CHARGES RATIO TO EARNINGS

           FOR THE FISCAL YEARS ENDED 1996, 1995, 1994, 1993, AND 1992

                                (000'S OMITTED)

                                                            YEAR END
                                      -------------------------------------------------------
                                      1996         1995         1994        1993         1992
                                      ----         ----         ----        ----         ----
NET EARNINGS AFTER TAX                $52,410   $59,037      $60,318      $57,023      $60,629

ADD: TAX PROVISION                        362       176        1,163        2,582          389
                                      -------   -------      -------      -------      -------
PRETAX INCOME                          52,772    59,213       61,481       59,605       61,018
                                      -------   -------      -------      -------      -------
ADD: FIXED CHARGES

   INTEREST PAID TO MEMBERS            18,460    20,627       22,894       24,458       25,716
   OTHER INTEREST PAID                 10,175     9,298        7,493        7,429        7,273
                                        -----   -------      -------     -------      -------
   TOTAL INTEREST EXPENSE              28,635    29,925       30,387       31,887       32,989
                                      -------   -------      -------      -------      -------
   RENTAL EXPENSES                     14,971    10,063        9,098        8,749        6,850
   % OF RENTAL EXPENSES                33.33%    33.33%       33.33%       33.33%       33.33%
                                      -------   -------      -------      -------      -------
   APPLICABLE RENTAL EXPENSES           4,990     3,354        3,032        2,916        2,283
                                      -------   -------      -------      -------      -------
   TOTAL FIXED CHARGES                 33,625    33,279       33,419       34,803       35,272
                                      -------   -------      -------      -------      -------
PRETAX EARNINGS BEFORE
   FIXED CHARGES                      $86,397   $92,492      $94,900      $94,408      $96,290
                                      =======   =======      =======      =======      =======
PRETAX EARNINGS
RATIO TO FIXED CHARGES                   2.57      2.78         2.84         2.71         2.73
                                      =======   =======      =======      =======      =======